Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
November 2, 2016

BELMOND LTD. REPORTS THIRD QUARTER 2016 RESULTS

▪
Net earnings attributable to Belmond Ltd. of $22.9 million, a $12.9 million increase over the prior-year quarter; adjusted net earnings from continuing operations of $23.3 million, an $8.7 million increase

▪	Total revenue (1) of $183.7 million, up $15.3 million or 9% over the prior-year quarter; up $16.9 million or 10% on a constant currency basis

▪	Same store revenue per available room (“RevPAR”) up 12% from the prior-year quarter; up 10% on a constant currency basis

▪	Total adjusted EBITDA of $65.7 million, up $13.8 million or 27% from the prior-year quarter; up $13.0 million or 25% on a constant currency basis

▪	Expanded trains & cruises portfolio with the launch of Belmond Grand Hibernian, Ireland's first luxury overnight train, in August 2016

▪	Appointed Arnaud Champenois to senior vice president, marketing & brand, in September 2016

(1) Please refer to the section of this release entitled Changes to Earnings Release Income Statement Presentation for an explanation of the modifications to revenue and other items that commenced with this quarter's earnings release.

HAMILTON, BERMUDA - November 2, 2016. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 47 luxury hotel, restaurant, tourist train and river cruise properties, including two scheduled for future opening, which operate in 23 countries, today announced its results for the third quarter ended September 30, 2016.

Roeland Vos, president and chief executive officer, remarked: “Results for our third quarter were strong and benefited from our heightened focus on driving top- and bottom-line growth at our existing properties. The primary drivers of our third quarter growth were Belmond Copacabana Palace in Rio de Janeiro, Brazil as a result of the 2016 Summer Olympic Games and our European hotels during their traditional high seasons in the summer. In both cases, we capitalized on periods of peak demand, driving enhanced results for the quarter while at the same time increasing awareness for the Belmond brand. At Belmond Copacabana Palace, we leveraged a full hotel and increased foot traffic to generate not only strong rooms growth but also outstanding results for our food and beverage outlets. In Europe, we used the continued strong demand for our prime Italian assets to drive even higher rates, and for the rest of our hotels in Europe, we continued to successfully stimulate incremental demand from new markets. With total adjusted EBITDA growth of 25% over the prior-year quarter on a constant currency basis, I am pleased with what we accomplished and the results we delivered.

"Earlier this year, we announced the details of our strategy and our plan to double adjusted EBITDA and properties in operation by 2020. Our strategy consists of three key areas: driving organic growth, continuing to build brand awareness and expanding our global footprint. During the quarter, we made significant progress in all three areas, with our strong third quarter results illustrating our ability to drive improved results from our existing operations. With regard to the second component of our strategy, increasing brand awareness, we welcomed Arnaud Champenois as senior vice president, marketing & brand, in September. Arnaud brings over 20 years of direct experience and will be a fantastic leader and key executive in helping us accelerate our growth. We also made progress on the third focus area, footprint expansion, with the launch of the Belmond Grand Hibernian train in Ireland, our first new property to commence operations since we announced our strategic plan in June. Traveling with a full passenger load for its inaugural trip on August 30, the train has been an early success and we are looking forward to its first full operating season in 2017.

"Our performance for the first three quarters of 2016 was strong. Looking at the fourth quarter, however, we are forecasting that our two hotels in Brazil will be impacted more than previously anticipated by the expected post-Olympic lull in demand and general economic conditions in the country. Additionally, Belmond Charleston Place in South Carolina was negatively affected at the beginning of October by Hurricane Matthew, which led to a mandatory evacuation of the city of Charleston. Although the hotel did not suffer any material damage from the storm, it lost four operating days as well as the opportunity to pick up business for the days that followed. As a result, we have modestly reduced our full year 2016 RevPAR guidance, with same store, constant currency RevPAR growth now expected to be between 3% and 5%."

Third Quarter 2016 Operating Results

Total revenue for the third quarter of 2016 was $183.7 million, a $15.3 million or 9% increase over total revenue for the third quarter of 2015. In constant currency, total revenue for the third quarter of 2016 increased $16.9 million or 10% over the third quarter of 2015.

Same store RevPAR for owned hotels for the third quarter of 2016 increased 10% over the prior-year quarter on a constant currency basis as a result of an 8% increase in average daily rate ("ADR") and a 1 percentage point increase in occupancy.

Net earnings attributable to Belmond Ltd. for the third quarter of 2016 were $22.9 million ($0.23 per common share), a $12.9 million or 129% increase over $10.0 million ($0.10 per common share) for the third quarter of 2015.

Adjusted net earnings from continuing operations for the third quarter of 2016 were $23.3 million ($0.23 per common share), an $8.7 million or 60% increase over $14.6 million ($0.14 per common share) for the third quarter of 2015.

Total adjusted EBITDA for the third quarter of 2016 was $65.7 million, a $13.8 million or 27% increase over total adjusted EBITDA for the third quarter of 2015. In constant currency, total adjusted EBITDA for the third quarter of 2016 increased $13.0 million or 25% over the third quarter of 2015.

Recent Company Highlights

•
Expands global trains & cruises portfolio with launch of Belmond Grand Hibernian — On August 30, 2016, the Company commenced operations of Belmond Grand Hibernian, the first luxury overnight train to travel throughout the island of Ireland. The latest addition to the Company's stable of world-renowned luxury rail experiences, Belmond Grand Hibernian accommodates up to 40 passengers and offers guests spectacular two-, four- and six-night journeys, each beginning and ending in Dublin and traversing the Irish countryside, coasts and cities.

•
Strengthens management team with appointment of Arnaud Champenois to senior vice president, marketing & brand — During the quarter, the Company completed its search for an experienced leader to drive its brand and marketing efforts with the appointment of Arnaud Champenois to the position of senior vice president, marketing & brand. Joining the Company in September 2016, Mr. Champenois brings more than 20 years' experience in leading brands, marketing and communications in the luxury goods and services sector. Mr. Champenois most recently served as vice president, brand director for Asia Pacific at Starwood Hotels & Resorts since 2011 and previously held various positions with L'Oreal in Paris and Asia and Cartier in London.

•
Increases brand awareness with recognition in Condé Nast Traveler magazine's readers' choice awards — Condé Nast Traveler magazine recently announced the results of its annual readers' choice awards. The 2016 poll ranked 17 of the Company’s properties among the best in their locations.

Third Quarter 2016 Business Unit Results

Owned hotels:

Europe:
For the third quarter of 2016, revenue from owned hotels was $92.3 million, an increase of $3.0 million or 3% over $89.3 million for the third quarter of 2015. In constant currency, revenue for the region for the third quarter of 2016 increased $4.0 million or 5% over the prior-year quarter primarily due to solid peak season performances for the Company's Italian hotels complemented by strong year-over-year growth for the remaining hotels in Europe. Revenue for the Italian hotels excluding Belmond Hotel Cipriani, Venice was up $2.9 million or 6% over the prior-year quarter largely as a result of leveraging strong demand to drive higher rates. As anticipated, year-over-year revenue growth for Belmond Hotel Cipriani was negatively impacted because the Biennale art festival, which occurs every other year, took place in 2015, as did the World Expo 2015 in Milan, both of which generated increased visitation to Venice. Outside of Italy, the Company increased revenue over the prior-year quarter by $1.0 million or 19% at Belmond Grand Hotel Europe, St. Petersburg, Russia; $0.6 million or 7% at Belmond La Residencia, Mallorca, Spain; and $0.5 million or 10% at Belmond Reid's Palace, Madeira, Portugal, all primarily as a result of driving demand from new markets coupled with enhanced revenue management.

In constant currency, same store RevPAR for owned hotels in the region increased 5% over the prior-year quarter as a result of a 3 percentage point increase in occupancy and a 1% increase in ADR.

Adjusted EBITDA for the region for the quarter of $45.6 million represented an increase of $4.0 million or 10% over $41.6 million for the third quarter of 2015. In constant currency, adjusted EBITDA for the region for the third quarter of 2016 increased $4.2 million or 10% over the prior-year quarter mainly due to adjusted EBITDA growth of $2.8 million or 11% for the Company's Italian hotels excluding Belmond Hotel Cipriani, $0.7 million or 48% at Belmond Grand Hotel Europe, $0.6 million or 17% at Belmond La Residencia, and $0.5 million or 27% at Belmond Reid's Palace.

North America:
Revenue from owned hotels for the third quarter of 2016 was $30.6 million, up $1.3 million or 4% over $29.3 million for the third quarter of 2015. In constant currency, revenue for the region for the third quarter of 2016 increased $1.4 million or 5% over the prior-year quarter primarily due to a $1.4 million or 9% year-over-year revenue increase at Belmond Charleston Place, South Carolina. The hotel increased food and beverage revenue by 26% year-over-year largely as a result of a new high-end sports pub that commenced operations in July 2016 and also continued to benefit from improved room product related to the Company's three-year rooms renovation project that was completed in December 2015.

In constant currency, same store RevPAR for owned hotels in the region was up 4% over the prior-year quarter due to a 2 percentage point increase in occupancy and a 1% increase in ADR.

Adjusted EBITDA for the region for the quarter was $3.2 million, an increase of $0.2 million or 7% over $3.0 million for the third quarter of 2015. In constant currency, adjusted EBITDA for the region for the third quarter of 2016 increased $0.2 million or 8% over the prior-year quarter largely as a result of adjusted EBITDA growth of $0.2 million or 4% at Belmond Charleston Place.

Rest of world:
Revenue from owned hotels for the third quarter of 2016 was $37.0 million, an increase of $12.6 million or 52% over $24.4 million for the third quarter of 2015. In constant currency, revenue for the third quarter of 2016 increased $10.7 million or 43% over the prior-year quarter principally as a result of revenue growth of $8.9 million or 97% at Belmond Copacabana Palace and revenue growth of $1.9 million at Belmond Safaris, Botswana. At Belmond Copacabana Palace, the Company successfully capitalized on the 2016 Summer Olympic Games, driving year-over-year ADR and food and beverage revenue growth of 96% and 96%, respectively, for the third quarter of 2016. Belmond Safaris benefited from being fully operational in the third quarter of 2016, as Belmond Eagle Island Lodge, one of the Company's three safari lodges, was closed from January to November 2015 for a complete renovation.

In constant currency, same store RevPAR for owned hotels was up 38% over the prior-year quarter as a result of a 38% increase in ADR, with occupancy consistent with the prior-year quarter.

Adjusted EBITDA for the region for the quarter of $11.3 million grew $7.2 million over adjusted EBITDA of $4.1 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region increased $6.5 million over the prior-year quarter largely due to adjusted EBITDA growth of $5.7 million at Belmond Copacabana Palace and $1.3 million at Belmond Safaris.

Owned trains & cruises:
Revenue for the third quarter of 2016 was $19.2 million, down $2.2 million or 10% from $21.4 million for the third quarter of 2015. In constant currency, revenue increased $0.3 million or 1% primarily as a result of Belmond Grand Hibernian, which commenced operations on August 30, 2016 and generated $1.2 million of revenue in its first few weeks of operations. Partially offsetting this year-over-year increase, revenue for Belmond Royal Scotsman was down $0.6 million or 16% primarily as a result of operating two fewer chartered trips in the current-year quarter.

Adjusted EBITDA for the quarter was $3.2 million, a $0.5 million or 14% decrease from $3.7 million for the third quarter of 2015. In constant currency, adjusted EBITDA decreased $0.1 million or 3% largely due to a $0.2 million or 16% decrease in adjusted EBITDA for Belmond Royal Scotsman.

Management fees:
Management fees for the third quarter of 2016 were $4.6 million, up $0.6 million or 15% from $4.0 million for the third quarter of 2015 primarily as a result of increased management fee income from the Company's PeruRail joint venture largely as a result of the joint venture commencing transport of copper concentrate from the Las Bambas mine in the first quarter of 2016.

Share of earnings from unconsolidated companies:
Adjusted share of earnings from unconsolidated companies for the third quarter of 2016 of $6.3 million increased $1.0 million or 19% over $5.3 million for the third quarter of 2015 largely for the same reasons described above for management fee growth.

Central costs:
For the third quarter of 2016, adjusted central overheads of $6.4 million were $0.6 million or 9% lower than adjusted central overheads of $7.0 million for the prior-year quarter primarily due to reduced legal and professional fees and payroll savings related to a weaker British pound than in the prior-year quarter.

Impairment of property, plant and equipment:
The Company recorded an impairment charge in the quarter of $1.0 million as a result of writing down the property, plant and equipment of Belmond Orcaella, one of the Company's two river cruise boats in Myanmar.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the third quarter of 2016, the Company invested a total of $13.5 million in its portfolio, including $2.5 million at Belmond Mount Nelson Hotel, Cape Town, South Africa mainly for the renovation of rooms in the hotel's main building; $2.2 million at Belmond La Residence d'Angkor, Siem Reap, Cambodia primarily for a rooms renovation project; $1.4 million at Belmond Charleston Place partially for a new high-end sports pub that opened in July 2016 and roof replacement works; $1.0 million on the Venice Simplon-Orient-Express train mainly for required statutory works; and $0.9 million on the Belmond Grand Hibernian luxury overnight train, which commenced operations in Ireland in August 2016.

Balance Sheet

At September 30, 2016, the Company had total debt of $601.6 million and cash balances of $184.0 million, resulting in total net debt of $417.6 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.1 times, which compared to net debt of $443.9 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.7 times at December 31, 2015.

Changes to Earnings Release Income Statement Presentation

Management conducted a review of its use of non-GAAP financial measures in light of the recent Securities and Exchange Commission Staff's Compliance and Disclosure Interpretations and has modified its earnings release income statement presentation. Beginning with this quarter, the Company is no longer including earnings from unconsolidated companies in revenue in its presentation of quarterly and annual results. Instead, the Company will present in revenue a new item disclosing management fees earned from joint ventures and third-party owned assets as calculated in accordance with GAAP, which amounts were previously included in the results for part-owned / managed hotels and part-owned / managed trains. Management also relocated expenses associated with its development team, which is the department engaged in pursuing the Company’s footprint expansion strategy, to central overheads from its previous location in the results for part-owned / managed hotels. Please refer to the final table of this earnings release for an historical analysis of the Company's quarterly results prepared in accordance with this new presentation.

Outlook

The Company is providing the following RevPAR and other guidance for the fourth quarter and full year 2016:

	Fourth Quarter 2016	Full Year 2016

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	(5)% - (1)%	3% - 5%
In U.S. dollars	(1)% - 3%	1% - 3%

Statement of operations guidance ($ millions)

Central overheads (2)	$6.4 - $7.4	$26.2 - $27.2
Share-based compensation	$1.2 - $2.2	$6.4 - $7.4
Central marketing costs	$1.0 - $2.0	$3.9 - $4.9
Depreciation & amortization	$13.2 - $14.2	$52.8 - $53.8
Interest	$6.8 - $7.8	$29.3 - $30.3
Tax (benefit) / expense	$(6.0) - $(5.0)	$23.1 - $24.1

Cash flow guidance ($ millions)

Cash interest expense (3)	$8.8 - $9.8	$42.8 - $43.8
Cash taxes	$7.6 - $8.6	$20.5 - $21.5
Scheduled loan repayments	$0.8 - $1.8	$4.9 - $5.9

(1) Projected same store RevPAR growth for the fourth quarter and full year ending December 31, 2016 exclude the operations of Belmond Eagle Island Lodge, which was closed for refurbishment from January through November 2015, and Belmond La Residence d'Angkor, which closed for refurbishment in May 2016 and is expected to re-open in mid-November 2016.

(2) Projected central overheads for the fourth quarter and full year ending December 31, 2016 include expenses associated with the Company's development team, which is the department engaged in pursuing the Company’s footprint expansion strategy, as a result of the relocation of these expenses to central overheads from its previous location in the results for part-owned / managed hotels.

(3) Projected cash interest expense for the full year ending December 31, 2016 includes a $14.3 million accrued interest payment related to the June 2016 repayment in full of a local loan facility at Belmond Charleston Place.

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenue

Owned hotels
- Europe	92.3	89.3	172.8	173.1
- North America	30.6	29.3	108.2	109.9
- Rest of world	37.0	24.4	96.6	86.7
Total owned hotels	159.9	143.0	377.6	369.7
Owned trains & cruises	19.2	21.4	47.1	49.1
Management fees (1)	4.6	4.0	10.9	9.9
Total	183.7	168.4	435.6	428.7

Earnings

Owned hotels
- Europe	45.6	41.1	66.4	63.2
- North America	3.2	3.0	21.2	23.2
- Rest of world	11.3	4.1	24.9	18.6
Total owned hotels	60.1	48.2	112.5	105.0
Owned trains & cruises	3.1	3.7	3.6	4.2
Management fees (1)	4.6	4.0	10.9	9.9
Share of earnings from unconsolidated companies (2)	6.3	5.3	11.7	6.8
	74.1	61.2	138.7	125.9

Central overheads (3)	(6.8)	(10.8)	(19.8)	(27.9)
Share-based compensation	(2.1)	(1.0)	(5.3)	(4.8)
Central marketing costs	(0.4)	(0.9)	(3.0)	(3.4)
EBITDA before gain on disposal and impairment	64.8	48.5	110.6	89.8
Gain on disposal of property, plant and equipment and equity method investments	0.5	0.2	0.8	20.1
Impairment of goodwill, property, plant and equipment	(1.0)	(4.1)	(1.0)	(9.8)
EBITDA	64.3	44.6	110.4	100.1
Depreciation & amortization	(13.1)	(12.2)	(39.6)	(37.2)
Gain on extinguishment of debt	—	—	1.2	—
Interest	(7.6)	(9.9)	(22.4)	(23.5)
Foreign currency, net	1.4	0.3	9.2	(3.5)
Earnings before tax	45.0	22.8	58.8	35.9
Tax	(22.1)	(12.9)	(29.1)	(19.9)
Net earnings from continuing operations	22.9	9.9	29.7	16.0
Discontinued operations	—	(0.4)	0.1	(0.6)
Net earnings	22.9	9.5	29.8	15.4
Net losses / (earnings) attributable to non-controlling interests	—	0.5	(0.1)	0.5
Net earnings attributable to Belmond Ltd.	22.9	10.0	29.7	15.9

Net earnings per common share attributable to Belmond Ltd.	0.23	0.10	0.29	0.15
Weighted average number of shares – millions	101.75	102.83	101.53	103.53

(1) Management fees is a new item disclosing management fees earned from joint ventures and third-party owned assets, which amounts were previously included in the results for part-owned / managed hotels and part-owned / managed trains.

(2) Share of earnings from unconsolidated companies is a new item disclosing the Company’s share of earnings from unconsolidated companies, which amounts were previously included in the results for part-owned / managed hotels and part-owned / managed trains.

(3) Expenses associated with the Company’s development team, which is the department engaged in pursuing the Company’s footprint expansion strategy, which were previously included in the results for part-owned / managed hotels, are now included in central overheads.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Room Nights Available
Europe	86,112	86,173	213,056	214,144
North America	62,986	63,078	192,752	192,312
Rest of world	94,944	93,380	282,008	277,095
Worldwide	244,042	242,631	687,816	683,551

Rooms Nights Sold
Europe	68,102	65,702	142,965	136,921
North America	42,246	41,276	132,518	132,025
Rest of world	46,985	47,930	152,872	150,573
Worldwide	157,333	154,908	428,355	419,519

Occupancy
Europe	79%	76%	67%	64%
North America	67%	65%	69%	69%
Rest of world	49%	51%	54%	54%
Worldwide	64%	64%	62%	61%

ADR (in U.S. dollars)
Europe	839	835	731	751
North America	359	356	418	425
Rest of world	479	309	390	354
Worldwide	603	545	512	506

RevPAR (in U.S. dollars)
Europe	664	637	490	480
North America	241	233	287	292
Rest of world	237	158	211	193
Worldwide	389	348	319	310

Same Store RevPAR (in U.S. dollars) (1)
Europe	664	637	490	480
North America	241	233	287	292
Rest of world	244	165	216	198
Worldwide	395	354	324	315

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	4%	5%	2%	4%
North America	3%	4%	(2)%	(1)%
Rest of world	48%	38%	9%	20%
Worldwide	12%	10%	3%	6%

(1) Same store RevPAR for the three and nine months ended September 30, 2016 excludes the operations of Belmond Eagle Island Lodge, which was closed for refurbishment from January through November 2015, and Belmond La Residence d'Angkor, which closed for refurbishment in May 2016 and is expected to re-open in mid-November 2016.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	September 30,	December 31,
	2016	2015

Assets
Cash	177.9	135.6
Restricted cash	5.4	2.6
Accounts receivable	32.3	27.1
Due from unconsolidated companies	13.7	12.1
Prepaid expenses and other	11.6	13.3
Inventories	26.9	25.6

Total current assets	267.8	216.3

Property, plant & equipment, net of accumulated depreciation	1,098.3	1,078.4
Investments in unconsolidated companies	76.0	71.7
Goodwill	116.0	114.0
Other intangible assets	13.7	13.9
Surplus for pension benefit	1.1	—
Other assets	15.4	15.2

Total assets (1)	1,588.3	1,509.5

Liabilities and Equity
Accounts payable	17.1	15.8
Accrued liabilities	84.6	71.7
Deferred revenue	37.1	32.3
Current portion of long-term debt and capital leases	5.4	5.3

Total current liabilities	144.2	125.1

Long-term debt and obligations under capital leases	596.2	577.5
Liability for pension benefit	—	0.4
Deferred income taxes	138.1	123.9
Other liabilities	7.5	20.5
Liability for uncertain tax positions	3.9	3.6

Total liabilities (2)	889.9	851.0

Shareholders’ equity	698.0	658.1
Non-controlling interests	0.4	0.4
Total equity	698.4	658.5

Total liabilities and equity	1,588.3	1,509.5

(1) Balance at September 30, 2016 includes $210.1 million (December 31, 2015 - $210.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at September 30, 2016 includes $122.4 million (December 31, 2015 - $122.4 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

EBITDA	64.3	44.6	110.4	100.1

Adjusting items:
Restructuring and other special items (1)	0.9	3.4	1.1	7.2
Gain on disposal of property, plant and equipment and equity method
investments (2)	(0.5)	(0.2)	(0.8)	(20.1)
Impairment of goodwill and property, plant and equipment	1.0	4.1	1.0	9.8

Total adjusted EBITDA	65.7	51.9	111.7	97.0

Net earnings attributable to Belmond Ltd.	22.9	10.0	29.7	15.9
Net losses / (earnings) attributable to non-controlling interests	—	0.5	(0.1)	0.5
Net earnings	22.9	9.5	29.8	15.4
Discontinued operations net of tax	—	(0.4)	0.1	(0.6)
Net earnings from continuing operations	22.9	9.9	29.7	16.0

Adjusting items:
Restructuring and other special items (1)	0.9	3.4	1.1	7.2
Gain on disposal of property, plant and equipment and equity method
investments (2)	(0.5)	(0.2)	(0.8)	(20.1)
Impairment of goodwill, property, plant and equipment	1.0	4.1	1.0	9.8
Gain on extinguishment of debt (3)	—	—	(1.2)	—
Accelerated depreciation	—	—	1.3	(0.7)
Interest adjustments	—	2.4	—	1.4
Foreign currency, net (4)	(1.4)	(0.3)	(9.2)	3.6
Tax-related adjustments	—	(3.7)	0.6	—
Income tax effect of adjusting items	0.4	(1.0)	1.7	(1.7)

Adjusted net earnings from continuing operations	23.3	14.6	24.2	15.5

Reported EPS	0.23	0.10	0.29	0.15
Reported EPS from continuing operations	0.23	0.10	0.29	0.15
Adjusted EPS from continuing operations	0.23	0.14	0.24	0.15
Weighted average number of shares (millions)	101.75	102.83	101.53	103.53

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, St. Michaels, Maryland, gain on sale of the spa building at Belmond Casa de Sierra Nevada, San Miguel de Allende, Mexico and gain on sale of Hotel Ritz.

(3) Represents $4.0 million negotiated discount on repayment less $2.8 million tax indemnification provided to partners in respect of such discount.
(4) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment and Equity Method Investments (2)	Impairment of Goodwill, Property, Plant and Equipment (3)	Adjusted EBITDA

Three months ended September 30, 2016

Owned hotels:
- Europe	45.6	—	—	—	45.6
- North America	3.2	—	—	—	3.2
- Rest of world	11.3	—	—	—	11.3
Total owned hotels	60.1	—	—	—	60.1
Owned trains & cruises	3.1	0.1	—	—	3.2
Management fees	4.6	—	—	—	4.6
Share of earnings from unconsolidated companies	6.3	0.4	—	—	6.7
	74.1	0.5	—	—	74.6

Central overheads	(6.8)	0.4	—	—	(6.4)
Share-based compensation	(2.1)	—	—	—	(2.1)
Central marketing costs	(0.4)	—	—	—	(0.4)
EBITDA before gain on disposal and impairment	64.8	0.9	—	—	65.7
Gain on disposal of property, plant and equipment and equity method investments	0.5	—	(0.5)	—	—
Impairment of property, plant and equipment	(1.0)	—	—	1.0	—
EBITDA	64.3	0.9	(0.5)	1.0	65.7

Three months ended September 30, 2015

Owned hotels:
- Europe	41.1	0.5	—	—	41.6
- North America	3.0	—	—	—	3.0
- Rest of world	4.1	—	—	—	4.1
Total owned hotels	48.2	0.5	—	—	48.7
Owned trains & cruises	3.7	—	—	—	3.7
Management fees	4.0	—	—	—	4.0
Share of earnings from unconsolidated companies	5.3	0.9	—	—	6.2
	61.2	1.4	—	—	62.6

Central overheads	(10.8)	3.8	—	—	(7.0)
Share-based compensation	(1.0)	(1.8)	—	—	(2.8)
Central marketing costs	(0.9)	—	—	—	(0.9)
EBITDA before gain on disposal and impairment	48.5	3.4	—	—	51.9
Gain on disposal of property, plant and equipment and equity method investments	0.2	—	(0.2)	—	—
Impairment of goodwill	(4.1)	—	—	4.1	—
EBITDA	44.6	3.4	(0.2)	4.1	51.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, gain on sale of the spa building at Belmond Casa de Sierra Nevada and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill, property, plant and equipment.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment and Equity Method Investments (2)	Impairment of Goodwill, Property, Plant and Equipment (3)	Adjusted EBITDA

Nine months ended September 30, 2016

Owned hotels:
- Europe	66.4	—	—	—	66.4
- North America	21.2	0.5	—	—	21.7
- Rest of world	24.9	—	—	—	24.9
Total owned hotels	112.5	0.5	—	—	113.0
Owned trains & cruises	3.6	0.4	—	—	4.0
Management fees	10.9	—	—	—	10.9
Share of earnings from unconsolidated companies	11.7	0.4	—	—	12.1
	138.7	1.3	—	—	140.0

Central overheads	(19.8)	0.4	—	—	(19.4)
Share-based compensation	(5.3)	(0.6)	—	—	(5.9)
Central marketing costs	(3.0)	—	—	—	(3.0)
EBITDA before gain on disposal and impairment	110.6	1.1	—	—	111.7
Gain on disposal of property, plant and equipment and equity method investments	0.8	—	(0.8)	—	—
Impairment of property, plant and equipment	(1.0)	—	—	1.0	—
EBITDA	110.4	1.1	(0.8)	1.0	111.7

Nine months ended September 30, 2015

Owned hotels:
- Europe	63.2	1.3	—	—	64.5
- North America	23.2	0.2	—	—	23.4
- Rest of world	18.6	—	—	—	18.6
Total owned hotels	105.0	1.5	—	—	106.5
Owned trains & cruises	4.2	0.3	—	—	4.5
Management fees	9.9	—	—	—	9.9
Share of earnings from unconsolidated companies	6.8	2.8	—	—	9.6
	125.9	4.6	—	—	130.5

Central overheads	(27.9)	5.4	—	—	(22.5)
Share-based compensation	(4.8)	(2.8)	—	—	(7.6)
Central marketing costs	(3.4)	—	—	—	(3.4)
EBITDA before gain on disposal and impairment	89.8	7.2	—	—	97.0
Gain on disposal of property, plant and equipment and equity method investments	20.1	—	(20.1)	—	—
Impairment of goodwill	(9.8)	—	—	9.8	—
EBITDA	100.1	7.2	(20.1)	9.8	97.0

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, gain on sale of the spa building at Belmond Casa de Sierra Nevada and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill, property, plant and equipment.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
	2016	2016	2015	2015

EBITDA	132.9	110.4	100.1	122.6

Adjusting items:
Restructuring and other special items (1)	1.3	1.1	7.2	7.4
Gain on disposal of property, plant and equipment and
equity method investments (2)	(1.0)	(0.8)	(20.1)	(20.3)
Impairment of goodwill, property, plant and equipment (3)	1.0	1.0	9.8	9.8

Total adjusted EBITDA	134.2	111.7	97.0	119.5

EBITDA	132.9	110.4	100.1	122.6

Depreciation and amortization	(52.9)	(39.6)	(37.2)	(50.5)
Gain on extinguishment of debt	1.2	1.2	—	—
Interest	(30.1)	(22.4)	(23.5)	(31.2)
Foreign currency, net	7.7	9.2	(3.5)	(5.0)
Earnings before tax	58.8	58.8	35.9	35.9
Tax	(27.7)	(29.1)	(19.9)	(18.5)
Net earnings from continuing operations	31.1	29.7	16.0	17.4
Discontinued operations	(0.8)	0.1	(0.6)	(1.5)
Net earnings	30.3	29.8	15.4	15.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale of disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, gain on sale of the spa building at Belmond Casa de Sierra Nevada and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill, property, plant and equipment.

BELMOND LTD.
NET DEBT TO TOTAL ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	September 30, 2016	December 31, 2015

Cash
Cash and cash equivalents	177.9	135.6
Restricted cash (including $0.7 million and $0.7 million classified within long-term other assets on the balance sheet for 2016 and 2015, respectively)	6.1	3.3

Total cash	184.0	138.9

Total debt
Current portion of long-term debt and capital leases	5.4	5.3
Long-term debt and obligations under capital leases (1)	596.2	577.5

Total debt	601.6	582.8

Net debt	417.6	443.9

Total adjusted EBITDA	134.2	119.5

Net debt / total adjusted EBITDA	3.1	3.7

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

BELMOND LTD.
HISTORICAL RESULTS PRESENTED IN ACCORDANCE WITH NEW PRESENTATION
(Unaudited)

$ millions – except per share amounts	2015					2016
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3

Revenue

Owned hotels
Europe	11.9	71.7	89.3	27.1	200.0	13.5	67.0	92.3
North America	41.0	39.7	29.3	38.1	148.1	39.6	38.1	30.6
Rest of world	36.8	25.6	24.4	37.6	124.4	35.3	24.3	37.0
Total owned hotels	89.7	137.0	143.0	102.8	472.5	88.4	129.4	159.9
Owned trains & cruises	7.6	20.1	21.4	16.4	65.5	6.4	21.4	19.2
Management fees	2.2	3.7	4.0	3.5	13.4	2.7	3.6	4.6

Total	99.5	160.8	168.4	122.7	551.4	97.5	154.4	183.7

Earnings and adjusted EBITDA

Owned hotels
Europe	(7.4)	29.3	41.1	2.4	65.4	(5.6)	26.3	45.6
North America	10.8	9.4	3.0	8.4	31.6	9.5	8.5	3.2
Rest of world	11.4	3.1	4.1	12.7	31.3	11.5	2.1	11.3
Total owned hotels	14.8	41.8	48.2	23.5	128.3	15.4	36.9	60.1
Owned trains & cruises	(2.3)	2.8	3.7	2.5	6.7	(2.9)	3.4	3.1
Management fees	2.2	3.7	4.0	3.5	13.4	2.7	3.6	4.6
Share of earnings from unconsolidated companies	(0.4)	2.0	5.3	3.5	10.4	1.7	3.8	6.3

	14.3	50.3	61.2	33.0	158.8	16.9	47.7	74.1

Central overheads	(9.0)	(8.0)	(10.8)	(6.7)	(34.5)	(6.8)	(6.3)	(6.8)
Share-based compensation	(0.8)	(3.0)	(1.0)	(1.9)	(6.7)	(1.6)	(1.5)	(2.1)
Central marketing costs	(1.3)	(1.2)	(0.9)	(2.1)	(5.5)	(1.1)	(1.5)	(0.4)
EBITDA before gain on disposal and impairment	3.2	38.1	48.5	22.3	112.1	7.4	38.4	64.8
Gain on disposal of property, plant and equipment and equity method investments	0.2	19.7	0.2	0.2	20.3	0.1	0.2	0.5
Impairment of goodwill, property, plant and equipment	—	(5.7)	(4.1)	—	(9.8)	—	—	(1.0)
EBITDA	3.4	52.1	44.6	22.5	122.6	7.5	38.6	64.3
Adjustments to EBITDA (1)	0.9	(11.3)	7.3	—	(3.1)	0.4	(0.5)	1.4
Adjusted EBITDA	4.3	40.8	51.9	22.5	119.5	7.9	38.1	65.7

(1) Adjustments are as previously reported.

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, November 3, 2016 at 10:00 a.m. EDT (2:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 91572488. A re-play of the conference call will be available by telephone until 12:00 p.m. EST on Thursday, November 10, 2016 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 91572488. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 47 hotel, rail and river cruise experiences, including two scheduled for future opening, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures and Definitions
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA, a non-GAAP financial measure, is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted EBITDA, including the items set forth in the Company's reconciliations and adjustments tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

All references to constant currency represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, and in the United Kingdom in respect of its expected withdrawal from the European Union, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in South America and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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